Exhibit 7.01

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 21, 2014

Tianwen Liu

By:	/s/ Tianwen Liu

Yong Feng

By:	/s/ Yong Feng

Xiaosong Zhang

By:	/s/ Xiaosong Zhang

Junhe Che

By:	/s/ Junhe Che

Ying Huang

By:	/s/ Ying Huang

Qiang Peng

By:	/s/ Qiang Peng

Li Wang

By:	/s/ Li Wang

Xiaohui Zhu

By:	/s/ Xiaohui Zhu

Yen-wen Kang

By:	/s/ Yen-wen Kang

Li Huang

By:	/s/ Li Huang

Miao Du

By:	/s/ Miao Du

Yan Zhou

By:	/s/ Yan Zhou

Benson Tam

By:	/s/ Benson Tam

Jiadong Qu

By:	/s/ Jiadong Qu

BENO Group Limited

By:	/s/ Jiadong Qu
	Name:	Jiadong Qu
	Title:	Director

Jinyuan Development (Hong Kong) Company Limited

By:	/s/ Chun Zhou
	Name:	Chun Zhou
	Title:	Director

WUXI Jinyuan Industry Investment & Development Co. Ltd.

By:	/s/ Chun Zhou
	Name:	Chun Zhou
	Title:	General Manager